Exhibit 1

  JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Class A Common Stock, $0.00002 par value per share, of Stitch Fix, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 21st day of May, 2019.

PARK WEST ASSET MANAGEMENT LLC

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

/s/ Peter S. Park
Peter S. Park